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                                                                    Exhibit 15.0



AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiary as of March 31, 2004 and the related consolidated statements of operations and cash flows for the three-month and six-month periods ended March 31, 2004 and 2003, as indicated in our report dated May 14, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094 and 333-108716 on Form S-8 and Registration
Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442,
333-32776, 333-34958, 333-35934, 333-107820, 333-111680 and 333-114389 on Form
S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


San Diego, California
May 14, 2004